Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-65073, 33-116195, 33-126541, and 33-126543 on Form S-8, of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of Curtiss-Wright Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Curtiss-Wright Corporation and subsidiaries for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 24, 2011